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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


      OMB APPROVAL
----------------------------------
OMB Number:             3235-0145
Expires:          August 31, 1999
Estimated average burden
  Hours per response........14.90
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                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                    -----------------------------------------
                                (Amendment No.9)*


                        New York Community Bancorp, Inc.
                        --------------------------------
                                (Name of Issuer)

                     Common Stock par value $0.01 per share
                     ---------------------------------------
                         (Title of Class of Securities)


                                   649445-10-3
                                   -----------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |X|  Rule 13d-1(b)
      |_|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall to all other provisions of the Act (however, see the Notes).





SEC 1745 (3-98)                     Page 1 of 6 pages



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--------------------------  ------------------------ ---------------------------
CUSIP NO. 649445-10-3                13G/A                PAGE 2 OF 5 PAGES
--------------------------  ------------------------ ---------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          New York Community Bank
          Employee Stock Ownership Plan
          IRS ID No. 11-1212640

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) /__/
                                                        (b) /__/

--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
        New York chartered stock savings institution's employee stock benefit plan organized in New York.

--------------------------------------------------------------------------------
     NUMBER OF       5    SOLE VOTING POWER
       SHARES                 1,901,920
    BENEFICIALLY
      OWNED BY     -----  ------------------------------------------------------
        EACH         6    SHARED VOTING POWER
     REPORTING                2,529,868
       PERSON
        WITH       -----  ------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER
                              4,431,788

                   -----  ------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                                  0
----   -------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              4,431,788

----   -------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


----   -------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           14.98% of 29,580,124 shares of Common Stock outstanding as of December 31, 2000.

----   -------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*
              EP

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!



                                Page 2 of 5 pages



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                             NEW YORK COMMUNITY BANK
                          EMPLOYEE STOCK OWNERSHIP PLAN

                                  SCHEDULE 13G/A


Item 1 (a)        Name of Issuer:
                  New York Community Bancorp, Inc.

Item 1 (b)        Address of Issuer's Principal Executive Offices:
                  615 Merrick Avenue
                  Westbury, New York  11590

Item 2 (a)        Name of Person Filing:
                  New York Community Bank
                  Employee Stock Ownership Plan
                  Trustee: Oppenheimer Trust Company
                           1345 Avenue of the Americas
                           New York, New York 10105-4800

Item 2 (b)        Address of Principal Business Offices or, if none, Residence:
                  615 Merrick Avenue
                  Westbury, New York  11590

Item 2 (c)        Citizenship: New York chartered stock savings
                               institution's employee stock benefit plan organized in New York.

Item 2 (d)        Title of Class of Securities:  Common Stock par value $0.01 per share

Item 2 (e)        CUSIP Number:     649445-10-3

Item 3 The person filing this statement is an employee benefit plan which is subject to the provisions of the Employee Retirement Income Security Act of 1974.

Item 4 Ownership: As of December 31, 2000, the reporting person beneficially owned 4,431,788 shares of the issuer. This number of shares represents 14.98% of the common stock, par value $.01, of the issuer, based upon 29,580,124 shares of such common stock outstanding as of December 31, 2000. As of December 31, 2000, the reporting person has sole power to vote or to direct the vote of 1,901,920 of the shares and shares voting power over 2,529,868 shares. The reporting person has the sole power to dispose or direct the disposition of 4,431,788 shares of common stock.



                                Page 3 of 5 pages


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Item 5            Ownership of Five Percent or Less of a Class:

                  N/A

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                  N/A

Item 7 Identification and classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  N/A

Item 8            Identification and Classification of Members of the Group:

                  N/A

Item 9            Notice of Dissolution of Group:

                  N/A










                                Page 4 of 5 pages


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Item 10           Certification:

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                February 13, 2001
                          -----------------------------
                                     (Date)


                                /s/ Charles Platt
                      ------------------------------------
                                   (Signature)


              Charles Platt, Oppenheimer Trust Company, as Trustee
            --------------------------------------------------------
                                  (Name/Title)